Exhibit 10.6

December 27, 2021

3i, LP

140 Broadway FL 38

New York, NY 10005

Anson Investments Master Fund LP

c/o Anson Advisors Inc. 155 University Ave., Suite 207

Toronto, ON Canada M5H3B7

Anson East Master Fund LP

c/o Anson Advisors Inc. 155 University Ave., Suite 207

Toronto, ON Canada M5H3B7

Re:	Amendment of the Senior Secured Convertible Notes

Dear Sirs:

Reference is made to (a) that certain Securities Purchase Agreement (as modified from time to time, the “Purchase Agreement”), dated as of September 24, 2021, between the Company and the purchasers identified therein, which are the same as the three addressees listed above (collectively, the “Investors”) and (b) the Senior Secured Convertible Promissory Notes (as modified from time to time, the “Senior Secured Convertible Notes”), and (c) and the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Notes, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Senior Secured Convertible Notes.

(1)	The Fixed Conversion Price as identified on the facing page of the Senior Secured Convertible Notes and in Section 4(b) of the Senior Secured Convertible Notes shall be $4.50 for the Trading Days of December 28, 2021 through and inclusive of January 14, 2021. Any conversion which occurs shall be voluntary at the election of the Holder which shall evidence its election on a conversion notice. Thereafter the Fixed Conversion Price shall revert to the original Fixed Conversion Price of $5.87, subject to any future adjustments as provided in the Senior Secured Convertible Notes. To be free from doubt, the Exercise Price set for in the Warrants shall not be modified pursuant to this Letter Agreement.

The Company hereby agrees, for itself and its Subsidiaries, that the Guarantors continue to guaranty, pursuant to the Guaranty, as primary obligor and not as surety, the full and punctual payment when due of the obligations owing under the Notes and the other Transaction Document as modified hereby (as limited by the original terms of the Guaranty) and that the terms hereof shall not affect in any way their obligations and liabilities, as expressly modified hereby, under the Transaction Documents. The Company, for itself and its Subsidiaries, hereby reaffirms (a) all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect and (b) the security interests granted under the Transaction Documents and agrees that such security interests shall continue to secure such obligations and liabilities.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the following conditions precedent:

(1)	The Company shall file before 8:30AM New York time on December 28, 2021, a current report on Form 8-K with the Securities and Exchange Commission disclosing the material terms of this Letter Agreement contemplated hereby, including such Letter Agreement as an exhibit thereto;

(2)	The Company shall file with The Nasdaq Stock Market LLC such notice or application or shall have determined that no such filing is necessary;

(3)	The Company shall have confirmed with each signatory to those certain voting agreements entered into in accordance with Section 4.11(b) of the Purchase Agreement reaffirming that such voting agreement is in force notwithstanding the provisions of this Letter Agreement or shall amend and restate each voting agreement to approve this Letter Agreement and shall supply written proof to the Investors, which may be in the form of a forwarded email from each signatory;

(4)	The Company’s Board of Directors shall have approved this Letter Agreement and all undertakings thereto in all respects and shall provide written evidence of the same to the Investors by December 28, 2021;

(5)	The Company shall file prior to 9:30 AM New York time on December 28, 2021, a prospectus supplement to that certain registration statement on Form S-1 (File No. 333-260478) providing for the terms of this Letter Agreement and/or such other Post-Effective Amendment as may be required, which filing shall have been accepted and effective as may be required or applicable;

(6)	The Company shall have verified and confirmed with its transfer agent that there are no impediments to the issuance of shares as a result of this Letter Agreement; and

(7)	The Company shall ensure that appropriate disclosure of this Letter Agreement is made to its stockholders in relation to that special meeting of stockholders to be held on January 26, 2022.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Dr. Lynn Kirkpatrick
Dr. Lynn Kirkpatrick
Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP

By:	/s/ Maier Tarlow
Name:	Maier Tarlow
Title:	Manager On Behalf Of The GP

Anson Investments Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.

Anson East Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors Inc.